Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

12 February 2026

Ladies and Gentlemen:

We have read the section headed “Change in Registrant’s Certifying Accountant” contained in the report on Form 6-K dated 12 February 2026 of Nebius Group N.V. and we agree with such statements, except we are not in a position to agree or disagree with the Company’s statement in the section headed “Appointment of New Independent Registered Public Firm” that Deloitte & Touche LLP (“Deloitte”) was not consulted regarding (i) the application of accounting principles to a specific completed or proposed transaction, the type of audit opinion that might be rendered on the Company’s financial statements, or provide other written or oral information that was an important factor considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) and the related instructions to this Item, or a “reportable event” as described in Item 16F(a)(1)(v).

/s/ Reanda Audit & Assurance B.V.

Reanda Netherlands
World Trade Center Amsterdam Tower 1 - 9th Floor
Zuidplein 76, 1077 XV Amsterdam, The Netherlands
Tel: +31 20 723 52 70
Kvk: 64930246
Web: www.reanda-netherlands.com